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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

    SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
CENTERSPAN COMMUNICATIONS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
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[LOGO]

To the Shareholders of CenterSpan Communications Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CenterSpan Communications Corporation, an Oregon Corporation (the "Company"), will be held at the RiverPlace Hotel, located at 1510 SW Harbor Way, Portland, Oregon, on Tuesday, May 16, 2000, at 2:00 p.m. local time for the following purposes:

  1.
  To elect two Class C Directors of the Company;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 2000;

  3.
  To approve an increase in the number of shares available under the 1998 Stock Option Plan and other amendments thereto; and

  4.
  To transact any other business as may properly come before the meeting.

Shareholders of record at the close of business on April 3, 2000 are entitled to notice of and to vote at the meeting, and any adjournment thereof.

Information concerning the Company's activities and operating performance during the year ended December 31, 1999 is contained in the Company's Annual Report, which is enclosed.

YOUR VOTE IS IMPORTANT. All shareholders are invited to attend the meeting. Whether or not you plan to attend the meeting, please complete the accompanying proxy and return it promptly in the enclosed return envelope. If you attend the meeting and you are a shareholder of record, you may vote in person if you wish even if you have returned your proxy.

                      By Order of the Board of Directors,

                      Mark B. Conan
                      Secretary

Hillsboro, Oregon
April 17, 2000

[LOGO]

PROXY STATEMENT FOR 2000 ANNUAL MEETING
OF SHAREHOLDERS

General

    This proxy statement and the enclosed form of proxy are being mailed on or about April 17, 2000, to shareholders of CenterSpan Communications Corporation, an Oregon corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on Tuesday, May 16, 2000, at 2:00 p.m. local time, at the RiverPlace Hotel, located at 1510 SW Harbor Way, Portland, Oregon, and any adjournment thereof (the "Annual Meeting").

Revocability of Proxies

    A shareholder giving a proxy has the power to revoke that proxy at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation, or a duly executed proxy bearing a later date, or by personally attending and voting at the Annual Meeting.

Record Date and Outstanding Shares

    Only shareholders of record at the close of business on April 3, 2000 (the "Record Date") will be entitled to vote at the meeting. At the close of business on the Record Date, there were 6,158,359 shares of the Company's common stock ("Common Stock") outstanding.

Quorum and Voting

    Each share of Common Stock entitles the holder thereof to one vote. Under Oregon law, action may be taken on a matter submitted to shareholders only if a quorum exists with respect to such matter. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum.

    If a quorum is present, a nominee for election to the Board of Directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting. For all other matters, action will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

    Shares represented by a properly executed proxy will be voted in accordance with the shareholder's instructions if given. If no instructions are given, shares will be voted "FOR" (i) the election of the nominees for directors named herein; (ii) the ratification of the appointment of KPMG LLP as independent accountants for the year ending December 31, 2000; and (iii) the approval of amendments to the 1998 Stock Option Plan, and will be voted in accordance with the recommendations of management on any other matters properly brought before the Annual Meeting. The Board of Directors knows of no other matters to be presented for action at the meeting.

    Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting, but will not be counted for any purposes in determining whether a proposal is approved and have no effect on the determination of whether a plurality exists with respect to a given nominee. Proxies will be received and tabulated by ChaseMellon Shareholder Services, the Company's transfer agent.

Solicitation of Proxies

    This solicitation is being made on behalf of and the cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain of the Company's directors, officers, and regular employees may solicit proxies personally or by telephone or other means without additional compensation. Brokers, nominees and fiduciaries will be reimbursed in accordance with customary practice for expenses incurred in obtaining proxies or authorizations from the beneficial shareholders. Your cooperation in promptly completing, signing, dating and returning the enclosed proxy card will help avoid additional expense.

PROPOSAL 1: ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes. The terms of the directors in each class expire at the annual meeting of shareholders in the years listed on the chart below. Under the Company's articles of incorporation and bylaws, Class C Directors are to be elected at the 2000 annual meeting of shareholders.

Class C Directors 2003	Class A Directors 2001	Class B Directors 2002
Lee E. Mikles	David Billstrom	Frank G. Hausmann
Frederick M. Stevens	Jerome J. Meyer	Gen. Merrill A. McPeak
G. Gerald Pratt

    The Board of Directors has nominated Messrs. Mikles and Stevens for re-election as directors in Class C, to serve for three-year terms and until their successors are elected and qualified, unless they shall earlier resign, become disqualified or disabled or shall otherwise be removed.

    Although the Board of Directors anticipates that all nominees will be available to serve as directors of the Company, if any of them do not accept the nomination, or otherwise are unwilling or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
"FOR"
THE ELECTION OF ALL NOMINEES.

BOARD OF DIRECTOR AND NOMINEE BIOGRAPHICAL INFORMATION

    Set forth below are the ages, as of the Record Date, and certain biographical information for each director and nominee.

    Lee E. Mikles, 44, became a member of the Board of Directors on March 15, 2000. Mr. Mikles is Chairman of Mikles/Miller Management, Inc. ("Mikles/Miller"), a registered investment adviser and he has been with Mikles/Miller since its formation in 1992. Mikles/Miller is the managing general partner of the Kodiak family of funds. Mr. Mikles serves on the Board of Directors of Imperial Bancorp (NYSE:IMP), Imperial Bank, Coastcast Corp (NYSE:PAR), Boss Holdings, Inc. (Nasdaq:BSHI) and Official Payments Corp. (Nasdaq:OPAY).

    Frederick M. Stevens, 63, became a member of the Board of Directors in December 1993. From April 1988 until his retirement in January 1991, Mr. Stevens was the Chairman of the Board and Chief Executive Officer of Fred Meyer, Inc.

    David Billstrom, 38, became a member of the Board of Directors in November 1999. Mr. Billstrom is a private investor, venture capitalist and a consultant to entrepreneurial companies. From January to August 1999 he was Vice President of Content Services for Infoseek/Go Network, which is now owned by Disney. In 1996, Mr. Billstrom co-founded Quando, Inc. and served as Chief Executive Officer, President and Chairman until the company was acquired by Infoseek in January 1999. Quando built and operated targeted search engines and custom directories for e-commerce, events, venues, and audio clips for such clients as AOL, IBM, Qualcomm and Infoseek. In 1993, Mr. Billstrom co-founded Media Mosaic, a CD-ROM publisher, which was restructured as Quando in January 1996. Prior to 1993, Mr. Billstrom spent seven years at Intel Corporation as a sales/marketing executive. Mr. Billstrom is a member of the board of directors of Metatree, SouthernPlant.com, and WeSync.com.

    Frank G. Hausmann, 42, became a member of the Board of Directors in October 1998 and was elected the Chairman of the Board in March 2000. He has been employed by the Company since July 1998, serving as President and Chief Executive Officer since October 1998 and Vice President, Finance and Administration and Chief Financial Officer prior to that time. From August 1997 to May 1998, Mr. Hausmann was Vice President, Finance and Chief Financial Officer of Atlas Telecom, Inc., a developer of enhanced facsimile and voice-mail solutions, which was organized in 1985. Mr. Hausmann was recruited by Atlas in an attempt to raise $50 million necessary to effect the turn around of the company. In June 1998, Atlas filed for reorganization under the bankruptcy code. From September 1995 to July 1997, he served as Vice President, Corporate Development and General Counsel of Diamond Multimedia Systems, Inc., a designer and marketer of computer peripherals such as modems and graphics and sound cards. From June 1993 to September 1995, Mr. Hausmann was Executive Vice President and Chief Financial Officer for Supra Corporation, a designer and marketer of modems that was acquired by Diamond Multimedia Systems, Inc. in September 1995. Mr. Hausmann received B.S. degrees in economics and political science from Willamette University and a J.D. degree from the University of Oregon. He is a member of the Oregon State Bar.

    General Merrill A. McPeak, 64, became a member of the Board of Directors in March 1996. He has been the President of McPeak and Associates, an international aerospace consulting firm, since January 1995. General McPeak spent 37 years in the United States Air Force, and was Chief of Staff from October 1990 to October 1994, when he retired. He also serves on the Board of Directors of Tektronix, Inc., Praegitzer Industries, Inc., TWA, Inc. and ECC International Corp., where he serves as Chairman of the Board. He holds a B.A. degree in economics from San Diego State University and a M.S. degree in international relations from George Washington University.

    Jerome J. Meyer, 62, became a member of the Board of Directors in October 1999. Mr. Meyer is Chairman of the Board of Directors of Tektronix, a manufacturer and distributor of electronic products. He has been a director of Tektronix since 1990, and was President and Chief Executive Officer from November 1990 until January 2000. Mr. Meyer was Corporate Vice President of Honeywell Inc., an electronics manufacturer from August 1986 until April 1987, and President and Chief Executive Officer of Honeywell Bull Inc., now known as Bull Information Systems, Inc., from April 1987 until July 1988. He returned to Honeywell, Inc. and served as President of their industrial business until joining Tektronix in November 1990. Mr. Meyer serves on the Board of Directors of Standard Insurance Company and Enron Corporation. He also serves on the board of trustees of Oregon Public Broadcasting and is a member and past chairman of the Oregon Business Council.

    G. Gerald Pratt, 72, has been a director of the Company since its inception in 1990. Since 1980, Mr. Pratt has been a private venture capitalist. Mr. Pratt has been a trustee of the Meyer Memorial Trust, a charitable trust, since 1978.

BOARD MEETINGS AND COMMITTEES

    During 1999, there were fourteen meetings of the Board of Directors. Each director during 1999 attended more than 75% of the aggregate number of Board of Directors' meetings and meetings of Board committees of which he was a member.

    The Board of Directors has a standing Audit Committee, currently consisting of Messrs. Meyer, Mikles and Pratt that meets with the Company's Chief Executive Officer, Chief Financial Officer and the Company's independent public accountants to review the scope and findings of the annual audit. The Audit Committee held one meeting during 1999.

    The Board of Directors also has a standing Compensation Committee currently consisting of Messrs. Billstrom and Stevens and General McPeak. The Compensation Committee considers and acts upon management's recommendations to the Board of Directors regarding salaries, bonuses, stock options, and other forms of compensation for the Company's executive officers. The Compensation

Committee makes recommendations to the Board of Directors. Executive officers who are also directors of the Company do not participate in decisions affecting their own compensation. The Compensation Committee held five meetings during 1999.

    The Board of Directors does not have a Nominating Committee or any other committee that performs a similar function.

COMPENSATION OF DIRECTORS

    During 1999, each non-employee director received an annual fee of $5,000 and $1,000 for each Board and committee meeting attended (unless the committee meeting was held on the same day as a Board meeting) and $500 for each Board and committee meeting attended via telephone. In 1999, each non-employee director who had been a director for more than one year received options to purchase 25,000 shares of Common Stock and each new non-employee director received options to purchase 50,000 shares of Common Stock at a price equal to the fair market value on the date of grant. No employee director receives additional compensation for his or her service as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during 1999 were Messrs. Stevens, Winningstad (former Chairman of the Board of Directors) and General McPeak, all independent, non-employee directors. No executive officer of the Company serves as a member of the Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors.

FAMILY RELATIONSHIPS

    There are no family relationships between any director, executive officer or person nominated or chosen to be a director or executive officer, and any other director, executive officer or person nominated or chosen to become a director or executive officer of the Company.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed KPMG LLP ("KPMG"), independent accountants, as auditors of the Company for the year ending December 31, 2000, subject to ratification by the shareholders.

    A representative of KPMG is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG was the Company's independent accountant for the year ended December 31, 1999.

    PricewaterhouseCoopers LLP ("PWC") was the Company's independent auditors for its fiscal year ended December 31, 1998. On November 17, 1999, with the approval of the Audit Committee of the Board of Directors, the Company dismissed PWC as its independent auditors. PWC's reports on the Company's financial statements for the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion and the reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two fiscal years ended December 31, 1998 and during 1999 through November 17, 1999, there were no disagreements with PWC on any matter of auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

    PWC filed, with the Securities and Exchange Commission, a letter dated November 17, 1999 indicating its concurrence with these statements.

    The Company engaged KPMG as its new independent accountants as of November 17, 1999. During the two most recent fiscal years and through November 17, 1999, the Company had not consulted with KPMG on items which: 1) were or should have been subject to SAS 50; or 2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K Item 304 (a) (2)).

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
"FOR"
THE RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT
ACCOUNTANTS

PROPOSAL 3: APPROVAL OF AMENDMENTS TO THE 1998 STOCK OPTION PLAN

    In order for the Company to continue to attract and retain key personnel, the Board of Directors has approved the following amendments to the 1998 Stock Option Plan (the "Plan"): (i) an increase in the number of shares of Common Stock authorized under the Plan by an additional 500,000 shares; (ii) an increase to 100,000 from 50,000 in the number of shares subject to options under the Plan which may be granted to any individual in the aggregate in any one fiscal year; and (iii) an increase to 150,000 from 100,000 in the number of shares the Company may grant to newly hired employees, in addition to the annual limit in (ii) above.

    See Exhibit A for a summary of the 1998 Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
"FOR"
THE APPROVAL OF AMENDMENTS TO THE 1998 STOCK OPTION PLAN

EXECUTIVE OFFICERS

    Set forth below are the ages, as of the Record Date, and certain biographical information for the executive officers of the Company.

Name	Age	Position
Frank G. Hausmann(1)	42	Chairman and Chief Executive Officer
Mark B. Conan	39	Vice President of Finance, Administration, Chief Financial Officer and Secretary
Steven G. Frison	47	Vice President, Engineering
David A. McFeeters-Krone	32	Vice President, Strategic Planning
Robert B. Smart	33	Vice President, Marketing and Business Development

(1)
For information regarding Mr. Hausmann, see "Board of Director and Nominee Biographical Information."

    Mark B. Conan has been employed by the Company since November 1999 as Vice President of Finance, Administration, Chief Financial Officer and Secretary. Prior to joining the Company, he served as Vice President of Finance, Controller and Treasurer and Tax Director and Assistant Treasurer for Crown Pacific Partners, L.P. (NYSE:CRO) from 1993 to November 1999. Mr. Conan spent 10 years with Price

Waterhouse LLP, as an accountant, prior to joining Crown Pacific. He earned a Bachelor of Science degree in Business Administration/Accounting from Oregon State University and is a C.P.A.

    Steven G. Frison has been employed by the Company since February of 2000 as Vice President, Engineering. Prior to joining the Company, he served as Vice President of Engineering for nCUBE Corporation, the world's leading developer of interactive Streaming Media Servers. Prior to joining nCUBE, Mr. Frison was Chief Technology Officer and Chief Scientist of Complete Business Solutions, Inc. (Nasdaq:CBSI) (formerly Claremont Technology Group, Inc.) from January 1996 through June 1999. From January 1995 through January 1996 he was the Vice President of Product Development for NOW Software, Inc. From December 1993 through January 1995, he was an Engineering Manager in Intel Corporation's Personal Conferencing Division. He received his B.S. in Mathematics/Computer Science from Portland State University.

    David A. McFeeters-Krone has been employed by the Company since June 1999 as Vice President, Strategic Planning. He served as a Marketing Manager for the Intel Architecture Labs from July 1997 until joining the Company. From July 1994 until July 1997, he was Director of Technology Commercialization at Nasa's Mid-Atlantic Technology Applications Center. From 1992 until July 1994, he was a licensing associate in the Massachusetts Institute of Technology technology licensing office. He earned a B.S. degree in physics from the University of Michigan and a M.B.A. degree from the University of Pittsburgh.

    Robert B. Smart has been employed by the Company since January 1999 as Vice President, Marketing and Business Development. Prior to joining the Company, he served as a Corporate Business Development Manager for the Intel Architecture Labs from July 1997 to January 1999. From June 1996 to July 1997, Mr. Smart was Senior Strategic Marketing Manager for Merix Corporation, a manufacturer of circuit boards. He has also held senior strategic and product marketing positions at Altera Corporation from December 1990 to November 1995. He earned a B.S. degree in psychology from Arizona State University and a M.B.A. degree from the University of Washington.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

    The Company has entered into arrangements with Mr. Hausmann and Mr. Conan providing for a severance payment equal to six months base salary if they are terminated without cause. The Company has also entered into change-in-control agreements with all the executive officers listed in the table above providing for a severance payment equal to 12 months (18 months in the case of Mr. Hausmann) base salary in the event of termination as the result of a change in control of the Company.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company for 1999 to the Company's Chief Executive Officer and the other executive officers of the Company who earned more than $100,000 during 1999 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options (#)		All Other Compensation
Frank G. Hausmann(2) Chairman and CEO	1999 1998 1997	$199,500 82,150 —	$140,000 25,000 —	$1,680 — —	100,000 190,000 —	(3)	$	— — —
Robert B. Smart(4) Vice President, Marketing and Business Development	1999 1998 1997	106,263 — —	33,000 — —	— — —	90,000 — —			— — —
G. Edward Brightman(5) Former Vice President, Operations	1999 1998 1997	119,905 125,000 110,000	15,400 — 35,228	1,063 1,016 968	— 23,500 9,270	(6) (7)		41,075 — —

(1)
Other annual compensation represents the Company's matching contributions under its 401(k) plan.

(2)
Mr. Hausmann's 1998 salary represents amounts earned since joining the Company in July 1998 through December 1998.

(3)
Includes 80,000 replacement options granted upon surrender of options previously granted. Surrendered options had an exercise price of $7.00 per share.

(4)
Mr. Smart's 1999 salary represents amounts earned since joining the Company in January 1999 through December 1999.

(5)
Mr. Brightman's 1999 salary represents amounts earned in 1999 through the date of his resignation on November 8, 1999. All other compensation in 1999 represents severance and accrued vacation time payments.

(6)
Represents replacement options granted upon surrender of options previously granted. The surrendered options had exercise prices ranging from $11.50 to $12.375 per share.

(7)
The number of shares reflects a 3% stock dividend declared by the Board of Directors on January 21, 1997.

Option Grants

    The following table sets forth information with respect to grants of stock options to the Named Executive Officers during 1999.

Option Grants In Last Fiscal Year

Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Individual Grants
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price($/Sh.)(2)	Expiration Date
					5%	10%
Frank G. Hausmann	50,000 50,000	10.0 10.0%	$16.00 15.00	08/05/09 10/18/09	$503,116 471,671	$1,274,994 1,195,307
Robert B. Smart	45,000 45,000	9.0 9.0	10.625 13.563	02/05/09 11/18/09	300,690 383,836	762,008 972,717
G. Edward Brightman	—	—	—	—	—	—

(1)
Options granted during 1999 vest and become exercisable as to 25% of the total amount on each of the first through fourth anniversaries of the grant date.

(2)
Based on the closing prices of the Common Stock as reported on The Nasdaq National Market on the respective grant dates.

(3)
This column shows the hypothetical gains or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

Option Exercises and Holdings

    The following table provides information concerning unexercised options held at December 31, 1999 by the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options At FY-End(#) Exercisable/ Unexercisable
Frank G. Hausmann,	—	$—	240,000/50,000	$6,387,500/$868,750
Robert B. Smart	—	—	5,000/85,000	108,750/1,716,540
G. Edward Brightman	16,000	294,958	87,990/—	2,581,785/—

(1)
Calculated based on the difference between the market value of the underlying securities at December 31, 1999, $32.375 per share, and the exercise price of the unexercised options. The potential values have not been, and may never be, realized. The underlying options have not been, and may never be, exercised. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

    It is the duty of the Compensation Committee to evaluate the performance of management, review levels of compensation, and consider related matters.

    The compensation policy of the Company, which is endorsed by the Compensation Committee, is that a substantial portion of the annual compensation of executive officers should be contingent upon the performance of the Company and the individual executive officer as well. As a result, a substantial portion of an executive officer's compensation is "at risk," with annual bonus compensation constituting a significant portion of total compensation.

    The compensation programs of the Company are designed to align the executive officers' compensation with the strategic goals and performance of the Company and underlying interests of the Company's shareholders. Accordingly, executive officers are generally granted options to purchase shares of the Company's stock under the Company's stock option plans tied to their level of compensation and contribution.

    The base compensation for Frank G. Hausmann, the Company's Chairman and Chief Executive Officer, was determined by the Compensation Committee to be $199,500 for 1999 based upon prevailing market conditions. Mr. Hausmann was also awarded a bonus of $140,000 related to 1999 performance and options exercisable for 100,000 shares of Common Stock.

David Billstrom
Merrill A. McPeak
Frederick M. Stevens

*
Neither this Report nor the graph set forth below shall be deemed to be incorporated by reference into any filing by the Company under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN

    The following graph and table set forth the Company's total cumulative shareholder return as compared to that of The Nasdaq U.S. Stock Market and of the S&P Computer Software and Services Index. The Nasdaq Electronic Components Stocks Index is also included since it was used in the prior year. The Company changed to the S&P Computer Software and Services Index due to the change in its business focus from electronics hardware to Internet software. The graph is for the period from February 24, 1995 (the first trading day of the Company's Common Stock) through December 31, 1999. The total shareholder return assumes that $100 was invested at the beginning of the period in Common Stock of the Company, The Nasdaq U.S. Stock Market Index, the S&P Computer Software and Services Index and the Nasdaq Electronic Components Stocks Index, with all cash dividends reinvested on the date paid. Historical stock price performance is not necessarily indicative of future stock price performance.

		Indexed Returns Year Ended
Company/Index	Base Period 02/24/95
		12/31/95 (1)	12/31/96	12/31/97	12/31/98	12/31/99
CenterSpan	$100.00	$101.92	$117.31	$201.06	$253.54	$513.02
Nasdaq U.S. Market	100.00	133.95	164.75	202.17	284.34	526.44
S&P Computer Software & Services	100.00	133.28	207.21	288.64	522.99	967.18
Nasdaq Electronic Components Stocks	100.00	144.08	249.08	261.13	403.83	792.73

(1)
Represents return from February 24, 1995, the date the Company began trading, through December 31, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership as of April 3, 2000 of the Company's Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

	Common Stock(2)
Shareholder(1)	Number of Shares	Percent of Shares Outstanding
Sawtooth Capital Management, Inc.(3)	644,175	10.5%
C. Norman Winningstad(4)	507,360	8.2%
G. Gerald Pratt(5)	409,187	6.6%
Frank G. Hausmann(6)	240,000	3.8%
Frederick M. Stevens(7)	34,458	*
G. Edward Brightman	32,370	*
General Merrill A. McPeak(8)	25,600	*
Robert B. Smart(9)	16,250	*
David Billstrom(10)	0	*
Mark B. Conan(11)	0	*
Steven G. Frison(12)	0	*
David A. McFeeters-Krone(13)	0	*
Lee E. Mikles(14)	0	*
Jerome J. Meyer(15)	0	*
All current executive officers and directors as a group (11 persons)(16)	725,495	11.2%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each beneficial owner identified is CenterSpan Communications Corporation, 7175 NW Evergreen Parkway #400, Hillsboro, Oregon 97124.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For purposes of this table, a person is deemed to be the beneficial owner of securities that (i) can be acquired by such person within 60 days upon the exercise of options or warrants and (ii) are held by such person's spouse or other immediate family member sharing such person's household. Each beneficial owner's percentage ownership is determined by assuming that options held by such person (but not those held by any other person), that are exercisable within 60 days after April 3, 2000, have been exercised.

(3)
The following information is obtained from Form 13G filed by Sawtooth Capital Management, Inc. Includes 495,028 shares owned by Sawtooth Partners, L.P. Sawtooth Capital Management, Inc. is a registered investment advisor whose clients, including Sawtooth Partners, L.P., have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock. No person, other than Sawtooth Partners, L.P., holds more than five percent of the shares beneficially owned by Sawtooth Capital Management, Inc. Sawtooth Capital Management, L.P. is the sole general partner of Sawtooth Partners, L.P. Sawtooth Capital Management, Inc. is the sole general partner of Sawtooth Capital Management, L.P., and Bartley B. Blout is the controlling shareholder of Sawtooth Capital Management, Inc. The address for all of these persons is 100 Wilshire Blvd., 15th Floor, Santa Monica, CA 90401.

(4)
Includes 43,000 shares beneficially owned with spouse and 64,720 shares subject to options exercisable within 60 days after April 3, 2000.

(5)
Includes 29,720 shares subject to options exercisable within 60 days after April 3, 2000. Excludes 35,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(6)
Includes 240,000 shares subject to options exercisable within 60 days after April 3, 2000. Excludes 70,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(7)
Includes 4,738 shares beneficially owned with spouse and 29,720 shares subject to options exercisable within 60 days after April 3, 2000. Excludes 35,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(8)
Includes 25,600 shares subject to options exercisable within 60 days after April 3, 2000. Excludes 35,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(9)
Includes 16,250 shares subject to options exercisable within 60 days after April 3, 2000. Excludes 93,750 shares subject to options exercisable more than 60 days after April 3, 2000.

(10)
Excludes 60,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(11)
Excludes 100,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(12)
Excludes 125,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(13)
Excludes 110,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(14)
Excludes 50,000 shares subject to options exercisable more than 60 days after April 3, 2000.

(15)
Excludes 60,000 shares subject to options exercisable within 60 days after April 3, 2000.

(16)
Includes 341,290 shares subject to options exercisable within 60 days after April 3, 2000. Excludes 773,750 shares subject to options exercisable more than 60 days after April 3, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and any persons who beneficially own more than 10 percent of the Company's Common Stock to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "SEC"). Specific due dates for such reports have been established. Persons subject to the Section 16(a) reporting requirements are required to furnish the Company copies of all Section 16(a) reports they file with the SEC. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and representations that no other reports are required, all Section 16(a) filing requirements applicable to such reporting persons were complied with during 1999 except that Mark Conan, an executive officer of the Company, and David Billstrom, a Director of the Company, both failed to timely file a Form 3, Initial Statement of Beneficial Ownership of Securities.

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Shareholder proposals to be presented at the 2001 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than December 18, 2000 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

    THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THESE MATERIALS. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY, CENTERSPAN COMMUNICATIONS CORPORATION, 7175 N.W. EVERGREEN PARKWAY #400, HILLSBORO, OREGON 97124.

                      Mark B. Conan
                      Secretary
                      CenterSpan Communications Corporation

April 17, 2000

EXHIBIT A

1998 Stock Option Plan Summary

General

    In 1998, the Company's shareholders approved the 1998 Stock Option Plan (the "1998 Plan"). The purpose of the 1998 Plan is to enhance the long-term shareholder value of the Company by offering opportunities to employees (and persons offered employment), directors, officers, consultants, agents, advisors and independent contractors of the Company to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company. The 1998 Plan is administered by the Compensation Committee of the Board of Directors.

Eligibility

    As of April 3, 2000, the persons eligible to participate in the 1998 Plan included five officers, six non-employee directors and approximately 40 employees of the Company. Under the 1998 Plan, options to purchase 702,500 shares of Common Stock were granted at an average exercise price of $14.26 per share during the year ended December 31, 1999. As a result of employee terminations, options to purchase 293,044 shares of the Company's Common Stock were canceled during 1999 at an average price of $7.87. As of April 3, 2000, options to purchase 1,197,741 shares of Common Stock were outstanding at an average exercise price of $15.27 per share, 1,317,892 shares of Common Stock had been issued upon exercise of options and 84,367 shares of Common Stock were available for future grants under the 1998 Plan. Subject to approval by the shareholders at this annual meeting, the number of shares available for future grants will be increased by 500,000.

Stock Subject to the 1998 Plan

    Subject to adjustment from time to time as provided in the 1998 Plan, the maximum number of shares of Common Stock available for issuance under the 1998 Plan is equal to the sum of: (a) 1,000,000 shares of Common Stock; (b) any shares of Common Stock available for future awards under (i) the Company's 1994 Stock Incentive Plan and (ii) the Company's Directors' Stock Incentive Plan; and (c) any shares of Common Stock that are represented by awards granted under the Company's 1994 Stock Incentive Plan or the Company's Directors' Stock Incentive Plan that are forfeited, expire or are canceled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company. At April 3, 2000, the sum of (a), (b) and (c) totaled 2,600,000. Subject to shareholder approval at this annual meeting, the total number of shares authorized will be increased by 500,000.

    Subject to adjustment from time to time as provided in the 1998 Plan, no more than 50,000 shares of Common Stock may be subject to aggregate awards under the 1998 Plan to any participant in any one year, except that the Company may make additional one-time grants of up to 100,000 shares to newly hired individuals, such limitation to be applied consistently with the requirements of, and only to the extent required for compliance with, certain provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which precludes the Company from taking a tax deduction for compensation payments to executives in excess of $1.0 million, unless such payments qualify for the "performance-based" exemption from the $1.0 million limitation. Subject to shareholder approval at this annual meeting, the number of shares of Common Stock subject to aggregate awards under the 1998 Plan to any participant in any one year will be increased to 100,000 and the additional one-time grants of shares to newly hired individuals will be increased to 150,000.

    Any shares of Common Stock that cease to be subject to an option will be available for issuance in connection with future grants under the 1998 Plan. Options also may be granted in replacement of, or as alternatives to, grants or rights under any other employee or compensation plan or in substitution for, or by the assumption of, awards issued under plans of an acquired entity.

Eligibility to Receive Options

    Options may be granted under the 1998 Plan to those officers, directors and employees of the Company and its subsidiaries as the plan administrator from time to time selects. Options may also be granted to consultants, agents, advisors and independent contractors who provide services to the Company and its subsidiaries.

Terms and Conditions of Stock Option Grants

    Options granted under the 1998 Plan may be Incentive Stock Opitons ("ISOs") or Non-Statutory Stock Options ("NSOs"). The per share exercise price for each option granted under the 1998 Plan will be determined by the plan administrator, but will be not less than 100% of the fair market value of a share of Common Stock on the date of grant with respect to ISOs. For purposes of the 1998 Plan, "fair market value" means the closing price for a share of Common Stock as reported by the Nasdaq National Market for a single trading day.

    The exercise price for shares purchased under options may be paid in cash or by check or, unless the plan administrator at any time determines otherwise, a combination of cash, check, shares of Common Stock which have been held for at least six months, delivery of a properly executed exercise notice together with certain irrevocable instructions to a broker, or such other consideration as the plan administrator may permit. The Company may require the optionee to pay to the Company any applicable withholding taxes that the Company is required to withhold with respect to the grant or exercise of any award. The withholding tax may be paid in cash or, subject to applicable law, the plan administrator may permit the optionee to satisfy such obligations by the withholding or delivery of shares of Common Stock. The Company may withhold from any shares of Common Stock issuable pursuant to an option or from any cash amounts otherwise due from the Company to the recipient of the award an amount equal to such taxes. The Company may also deduct from any option any other amounts due from the recipient to the Company or any of its subsidiaries.

    The option term is fixed by the plan administrator, and each option is exercisable pursuant to a vesting schedule determined by the plan administrator. If the vesting schedule is not set forth in the instrument evidencing the option, the option will become exercisable in four equal annual installments beginning one year after the date of grant. The plan administrator also determines the circumstances under which an option will be exercisable in the event the optionee ceases to be employed by, or to provide services to, the Company or one of its subsidiaries. If not so established, options generally will be exercisable for one year after termination of services as a result of retirement, early retirement at the Company's request, disability or death and for three months after all other terminations. An option automatically terminates if the optionee's services are terminated for cause, as defined in the 1998 Plan.

Transferability

    No option is assignable or otherwise transferable by the holder other than by will or the laws of descent and distribution and, during the holder's lifetime, may be exercised only by the holder, unless the plan administrator determines otherwise in its sole discretion, and except to the extent permitted by Section 422 of the Code.

Federal Tax Effects of ISOs

    The Company intends that ISOs granted under the 1998 Plan will qualify as ISOs under Section 422 of the Code. An optionee acquiring stock pursuant to an ISO receives favorable tax treatment in that the optionee does not recognize any taxable income at the time of the grant of the ISO or upon exercise. The tax treatment of the disposition of ISO stock depends upon whether the stock is disposed of within the holding period, which is the later of two years from the date the ISO is granted or one year from the date the ISO is exercised. If the optionee disposes of ISO stock after completion of the holding period, the optionee will recognize as capital gains income the difference between the amount received in such disposition and the basis in the ISO stock, i.e. the option's exercise price. If the optionee disposes of ISO stock before the holding period expires, it is considered a disqualifying disposition and the optionee must recognize the gain on the disposition as ordinary income in the year of the disqualifying disposition. Generally, the gain is equal to the difference between the option's exercise price and the stock's fair market value at the time the related stock is sold. While the exercise of an ISO does not result in taxable income, there are implications with regard to the alternative minimum tax ("AMT"). When calculating income for AMT purposes, the favorable tax treatment granted ISOs is disregarded and the difference between the option exercise price and the fair market value of the related common stock on the date of exercise (the "bargain purchase element") will be considered as part of AMT income. Just as the optionee does not recognize any taxable income on the grant or exercise of an ISO, the Company is not entitled to a deduction on the grant or exercise of an ISO. Upon a disqualifying disposition of ISO stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount generally equal to the amount that the optionee recognizes as ordinary income due to the disqualifying disposition. In general capital gains will be taxed at a rate of 28 percent, but if the shares are held for at least 18 months, the rate of taxation is 20 percent.

Federal Tax Effects of NSOs

    If an option does not meet the statutory requirements of Section 422 of the Code and therefore does not qualify as an ISO, the difference, if any, between the option's exercise price and the fair market value of the stock on the date the option is exercised is considered compensation and is taxable as ordinary income to the optionee in the year the option is exercised, and is deductible by the Company for federal income tax purposes in such year.

    The foregoing summary of federal income tax consequences of stock options does not purport to be complete, nor does it discuss the provisions of the income tax laws of any state or foreign country in which the optionee resides.

Corporate Transactions

    In the event of certain mergers, consolidations, sales or transfers of substantially all the assets of the Company or a liquidation of the Company, each option that is at the time outstanding will automatically accelerate so that each such option becomes, immediately prior to such corporate transaction, 100% vested, unless, in the opinion of the Company's accountants, such acceleration would render unavailable pooling-of-interests accounting for the corporate transaction, and except that such option will not so accelerate if and to the extent such option is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation. Any such options granted to an "executive officer" (as defined for purposes of Section 16 of the Exchange Act) of the Company that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time shall be accelerated in the event such holder's employment or services shall subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the successor corporation or parent thereof for cause or by the holder voluntarily without good reason.

Further Adjustment of Options

    The plan administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the plan administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to holders, with respect to options. Such authorized action may include (but is not limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, options so as to provide for earlier, later, extended or additional time for exercise or settlement and other modifications, and the plan administrator may take such actions with respect to all holders, to certain categories of holders or only to individual holders. The plan administrator may take such actions before or after granting options to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

Amendment and Termination

    The 1998 Plan may be suspended or terminated by the Board of Directors at any time. The Board may amend the 1998 Plan, as it deems advisable, subject to shareholder approval in certain instances, as set forth in the 1998 Plan. If not earlier terminated, the 1998 Plan terminates ten years after the date the 1998 Plan was adopted by the Board of Directors.

New Plan Benefits

    The following options have been granted under the 1998 Plan from January 1, 2000 through April 3, 2000:

Name and Position	Number of Options(A)
Frank G. Hausmann, Chairman and Chief Executive Officer	20,000
Robert B. Smart, Vice President, Business Development	20,000
G. Edward Brightman, Former Vice President, Operations	—
Lee E. Mikles, Director	50,000
Frederick M. Stevens, Director	10,000
David Billstrom, Director	10,000
Jerome J. Meyer, Director	10,000
G. Gerald Pratt, Director	10,000
General Merrill A. McPeak, Director	10,000
All Current Executive Officers as a Group (5 people)	160,000
All Current Non-Executive Officer Directors as a Group (6 people)	100,000
All Non-Executive Officer Employees as a Group (40 people)	54,500

(A)
Options to purchase shares of the Company's Common Stock, totaling 334,500 shares, have been granted to the Named Executive Officers and described groups through April 3, 2000. Such options were granted at an exercise price per share that is equal to the fair market value of the Company's Common Stock on the date of grant. The average per share exercise price of all option grants included in the above table is $25.95. The options granted shall become exercisable over a four-year period and expire ten years from the date of grant. Option grants under the 1998 Stock Option Plan are discretionary and therefore grants for the remainder of 2000 or thereafter cannot be determined.

PROXY

CENTERSPAN COMMUNICATIONS CORPORATION
7175 N.W. Evergreen Parkway #400
Hillsboro, OR 97124-5839

PROXY FOR THE MAY 16, 2000 ANNUAL MEETING OF SHAREHOLDERS

    This Proxy is Solicited By the Board of Directors of CenterSpan Communications Corporation (the "Company").

    The undersigned shareholder(s) of the Company hereby appoint Frank Hausmann and Mark B. Conan and each of them, as proxies, each with the power of substitution to represent and to vote, as designated in this Proxy, all the shares of Common Stock of the Company held of record by the undersigned as of April 3, 2000, at the Annual Meeting of Shareholders to be held at 2:00 p.m., May 16, 2000 at the RiverPlace Hotel, located at 1510 SW Harbor Way, Portland, Oregon and at any and all adjournments thereof.

(Continued, and to be marked, dated and signed, on the other side)

-FOLD AND DETACH HERE -

Please mark your votes as indicated in this example	/x/
		FOR	WITHHELD FOR ALL
1.	PROPOSAL 1 — Election of Class C Directors for terms expiring in 2003 To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:	/ /	/ /
Lee E. Mikles Frederick M. Stevens

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

Although the Board of Directors anticipates that both nominees will be available to serve as Directors of the Company, if any nominee does not accept the nomination, or otherwise is unwilling or unable to serve, this Proxy will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL 2 — To ratify the appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 2000.	/ /	/ /	/ /
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2
3.	PROPOSAL 3 — To approve amendments to the 1998 Stock Option Plan, including an increase in the number of shares available under the 1998 Stock Option Plan, as amended, from 2,600,000 to 3,100,000 shares.	/ /	/ /	/ /
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3
4.	Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such matters to be presented for action at the meeting.

                        IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF
                        THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR
                        EACH OF THE NOMINEES NAMED IN PROPOSAL 1
                        AND FOR PROPOSALS 2 AND 3.

                        I do ( ) do not ( ) plan to attend the meeting. (Please check)

The shareholder signed below reserves the right to revoke this Proxy at any time prior to its exericse by written notice delivered to the Company's Secretary at the Company's corporate offices at 7175 NW Evergreen Parkway #400, Hillsboro, Oregon 97124, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-FOLD AND DETACH HERE -

QuickLinks

PROXY STATEMENT FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTOR AND NOMINEE BIOGRAPHICAL INFORMATION
BOARD MEETINGS AND COMMITTEES
COMPENSATION OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
FAMILY RELATIONSHIPS
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS
PROPOSAL 3: APPROVAL OF AMENDMENTS TO THE 1998 STOCK OPTION PLAN
EXECUTIVE OFFICERS
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*
COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING
EXHIBIT A